Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 Nos. 333-162399)  of Deer Consumer Products Inc. and in the related Prospectuses of our reports dated March 28, 2012, with respect to the financial statements of Deer Consumer Products Inc., and the effectiveness of internal control over financial reporting of Deer Consumer Products Inc.,  included in the Annual Report of Deer Consumer Products Inc. on Form 10-K for the year ended December 31, 2011.

/s/ Goldman Kurland Mohidin LLP
Encino, California
March 29, 2012